EX 99.1

AZZ incorporated Reports Results for the Fourth Quarter and Fiscal-Year 2009

For the twelve months – Revenues Increase 29%, Net Income up 52%, Earnings per Share Increased 52% and Backlog is up 30%

Contact:     Dana Perry, Senior Vice President – Finance and CFO
                    AZZ incorporated 817-810-0095
                    Internet:  www.azz.com

                    Lytham Partners 602-889-9700
       Joe Dorame or Robert Blum
       Internet: www.lythampartners.com

April 3, 2009 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services today announced unaudited financial results for the three and twelve-month periods ended February 28, 2009. Revenues for the fourth quarter were $100.3 million, compared to $76.6 million, an increase of 31 percent from the comparable period last year. Net income rose 36 percent to $10 million, or $0.81 per diluted share, compared to net income of $7.3 million or $0.60 per diluted share, in last year’s fiscal fourth quarter.

Backlog at the end of the fourth quarter was $174.8 million, compared to $195.2 million at the end of the previous quarter and $134.9 million for the fourth quarter of last year.  Incoming orders for the fourth quarter totaled $79.9 million while shipments for the quarter totaled $100.3 million, resulting in a book to ship ratio of 80 percent for the quarter.  Incoming orders for the quarter increased 24 percent when compared to the fourth quarter of last year.  Based upon current customer requested delivery dates and our planned production schedule, 94 percent of our backlog is expected to ship in fiscal 2010.  Of our $174.8 million backlog, 40 percent is to be delivered outside of the U.S.

For the fiscal year revenues increased 29 percent to $412.4 million, compared to $320.2 million for the prior year. Net income for the year was up 52 percent to $42.2 million, or $3.43 per diluted share, compared to $27.7 million, or $2.26 per diluted share for the comparable twelve-month period last year. Incoming orders for the twelve-month period were $439.1 million, while fiscal year revenues totaled $412.4 million, resulting in a book to ship ratio of 106 percent. Incoming orders for the fiscal year of $439.1 million increased 31 percent when compared to the prior fiscal year.

Revenues for the Electrical and Industrial Products Segment were $59.9 million for the fourth quarter, compared to $41.7 million in the previous year’s fourth quarter, an increase of 44 percent. Operating income for this segment increased 58 percent to $10.8 million, compared to $6.8 million in the fourth quarter of last year. Operating income margins for the fourth quarter of 18 percent compare favorably to the 16 percent in the prior year.  For the fiscal year ended February 28, 2009 revenues increased 26 percent to $225.8 million and operating income rose 34 percent to $39.0 million, which compared favorably to the $179.2 million and $29.2 million, respectively, in the prior fiscal year.  Operating income margins for the fiscal year improved to 17 percent from the 16 percent in the prior fiscal year.

David H. Dingus, president and chief executive officer, commented, “We are very pleased with the growth and expansion of the Electrical and Industrial Products Segment for fiscal 2009.  The full year results reflected improvement in every operating measurement. As we go forward, we continue to monitor closely our market opportunities and our operating structure due to the changing and challenging market conditions. Recently, incoming orders have been slower than desired due to increased customer deliberation on the release of new orders pertaining to projects that are in process as well as those that are in the planning phase.  This combined with increased competitive pressure, particularly on large international quotations, has had an adverse impact on our incoming order rate.  Our book to ship ratio for the quarter was essentially the same as it has been in the fourth quarter, three of the past four years. The fourth quarter continued to be a difficult quarter for us in terms of incoming orders.  However, different than in prior years, we do not anticipate that our backlog will increase in the second quarter or recover to the record setting level of the third quarter of fiscal 2009 until we see improvement in our markets. We remain optimistic that we will see some leveling of our backlog after the second quarter and a modest recovery as we enter our fiscal 2011.   Margins were very strong in the fourth quarter and fiscal year due to pricing discipline, improved project management, and assisted by favorable cost of key commodities.  Our challenge is to continue to succeed in our efforts to expand our served markets and product offerings, while maintaining our strong operating performance and management of our cost/price ratios consistent with our historical practices.”

Revenues for the Company’s Galvanizing Service Segment were $40.4 million for the fourth quarter, compared to $34.9 million in the previous year’s comparable quarter, an increase of 16 percent. Operating income was up 26 percent to $11.2 million in the fourth quarter as compared to $8.9 million in the same quarter last year.  Operating income margins for the fourth quarter were 28 percent versus 26 percent in same period last year.  For the fiscal year, revenues increased 32 percent to $186.6 million, and operating income rose 52 percent to $53.2 million compared to $141.0 million and $35.1 million, respectively, for the prior fiscal year.  Operating margins were 29 percent for the fiscal year compared to 25 percent in the prior fiscal year.

Mr. Dingus continued, “Shipments for the fiscal year increased 37 percent, with 86 percent of the increase attributable to an acquisition made during fiscal 2009.  For the full fiscal year pricing was down 2 percent.  Demand for galvanizing services in the fourth quarter varied across our served markets.  Our infrastructure work related to electrical and telecommunications, as well as the petrochemical remained at a strong pace, while other markets did see deterioration due the domestic economic conditions. Margins were extremely strong for both the fourth quarter and fiscal year.  We have seen additional pricing deterioration since the first of calendar 2009 and do believe that fiscal 2010 will reflect a continuation of these conditions.  Fortunately our cost structure is benefiting from lower commodity cost partially offsetting the adverse impact of price adjustments.  The effective execution of our business strategies, capitalizing on our market opportunities, and meeting or exceeding our margin projections has very positively contributed to our Fiscal 2009 success.  We anticipate that we will be able to retain our strong market leadership position in the new fiscal year.

The strength of our balance sheet, strong cash position, combined with access to borrowings under our existing banking agreements, should facilitate the execution of our business strategies.”

Mr. Dingus concluded, “On January 16, 2009, the company issued projections for Fiscal 2010 that revenues would be in the range of $420 to $440 million and that fully diluted earnings per share would be in the range of $2.75 to $2.95.  Based upon the evaluation of information currently available to management, we are revising our guidance for revenues to be in the range of $395 to $415 million.  Our earnings guidance remains unchanged from that previously issued. We continue to strive to build upon the success we have been able to achieve, and continually strive to maximize the performance of the Company.  Our estimates assume that we will not have any appreciable change in our current market conditions, significant delays in the delivery or timing in the receipt of orders of our electrical and industrial products, and that the pricing and demand for our galvanizing services will not significantly change from our current outlook in fiscal 2010.”

AZZ incorporated will conduct a conference call to discuss financial results for the fourth quarter and fiscal 2009, and the outlook for fiscal year 2010 at 11:00 A.M. Eastern on Friday April 3, 2009.  Interested parties can access the call at (877) 356-5706 or (706) 643-0580 (international). The call will be web cast via the Internet at www.azz.com/AZZinvest.htm. A replay of the call will be available for three days at (800) 642-1687, or (706) 645-9291 (international) confirmation #91136736, or for 30 days at www.azz.com/AZZinvest.htm.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of industrial, power generation, transmission and distribution, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Except for the statements of historical fact, this release may contain forward-looking statements that involve risks and uncertainties some of which are detailed from time to time in documents filed by the Company with the SEC. Those risks and uncertainties include, but are not limited to: changes in customer demand and response to products and services offered by the company, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material costs, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets the Company serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management employees to implement the Company's growth strategy.  The Company can give no assurance that such forward-looking statements will prove to be correct. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of information, future events or otherwise.

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Condensed financial tables on attached page

AZZ incorporated
Condensed Consolidated Statement of Income
(in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	February 28, 2009	February 29, 2008	February 28, 2009	February 29, 2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$100,286	$76,617	$412,364	$320,193
Costs and Expenses:
Cost of Sales	72,167	56,708	299,012	239,651
Selling, General and Administrative	10,676	8,445	43,221	36,261
Interest Expense	1,685	233	6,170	1,495
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	(373)	84	(1,509)	32
Other (Income)	(61)	(305)	(1,440)	(1,079)
	$84,094	$65,165	$345,454	$276,360

Income before income taxes and accounting change	$16,192	$11,452	$66,910	$43,833
Income Tax Expense	6,225	4,124	24,704	16,145
Income Before Cumulative Effect of Changes in Accounting Principles	9,967	7,328	42,206	27,688
Cumulative Effect of Changes in Accounting Principles (Net of Tax)	-	-	-	-
Net income	$9,967	$7,328	$42,206	$27,688
Net income per share
Basic	$.82	$.60	$3.48	$2.30
Diluted	$.81	$.60	$3.43	$2.26

Diluted Average Shares Outstanding	12,279	12,313	12,302	12,227

Segment Reporting
(in thousands)

	Three Months Ended		Twelve Months Ended
	February 28, 2009	February 29, 2008	February 28, 2009	February 29, 2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Sales:
Electrical and Industrial Products	$59,872	$41,702	$225,797	$179,181
Galvanizing Services	40,414	34,914	186,567	141,012
	$100,286	$76,616	$412,364	$320,193

Segment Operating Income (a):
Electrical and Industrial Products	$10,811	$6,840	$38,951	$29,158
Galvanizing Services	11,223	8,909	53,184	35,087
Total Segment Operating Income	$22,034	$15,749	$92,135	$64,245

Condensed Consolidated Balance Sheet
(in thousands)

	February 28, 2009	February 29, 2008
	(unaudited)	(unaudited)

Assets:
Current assets	$182,023	$102,995
Net property, plant and equipment	87,667	48,285
Other assets, net	85,025	42,039
Total assets	$354,715	$193,319

Liabilities and shareholders’ equity:
Current liabilities	$58,371	$42,696
Long term debt due after one year	100,000	-
Other liabilities	9,232	4,467
Shareholders’ equity	$187,112	$146,156
Total liabilities and shareholders’ equity	$354,715	$193,319

Condensed Consolidated Statement of Cash Flows
(in thousands)

	Twelve Months Ended
	February 28, 2009	February 29, 2008
	(unaudited)	(unaudited)

Net cash provided by (used in) operating activities	$60,196	$38,926
Net cash provided by (used in) investing activities	$(112,811)	$ (9,706)
Net cash provided by (used in) financing activities	$98,104	$(28,696)
Effect of exchange rate changes on cash	$(158)	$-
Net increase (decrease) in cash and cash equivalents	$45,331	$524
Cash and cash equivalents at beginning of period	$2,227	$1,703
Cash and cash equivalents at end of period	$47,558	$2,227

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